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                                                                    EXHIBIT (23)
                                  (LETTERHEAD)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dauphin Deposit Corporation

  We consent to incorporation by reference in the registration statements (Nos. 33-17401, 33-61848, 33-50172 and 2-73258) on Form S-8 and registration statement (No. 33-53793) on Form S-3 of Dauphin Deposit Corporation of our report dated January 27, 1995, relating to the consolidated balance sheets of Dauphin Deposit Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Dauphin Deposit Corporation.

Harrisburg, Pennsylvania
March 14, 1995


(ART)

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